EXHIBIT 99.1
MANAGEMENT DISCUSSION SECTION
Operator: Good morning. My name is Melissa and I’ll be your conference operator today. At this time I would like to welcome everyone to the PFSweb Fourth Quarter Year-End Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer period. [Operator Instructions] It is now my pleasure to turn the floor over to your host, Todd Fromer, Managing Partner of KCSA. Sir you may begin your conference.
Todd Fromer, Managing Partner, KCSA Strategic Communications
Thank you. Good morning and welcome to PFSweb’s Fourth quarter and Year-End 2007 Conference Call. Before we begin I must state that the matters discussed on this conference call consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties which could cause actual results to differ materially from the forward-looking information.
PFSweb’s annual report on Form 10-K for the year ended December 31, 2006 and Form 10-Q for the three and nine months ended September 30, 2007 identify certain factors that could cause actual results to differ materially from those projected in any forward-looking statements made and investors are advised to review the annual report and Form 10-Q and the risk factors described therein.
These factors include our ability to retain and expand relationships with existing clients and attract and implement new clients; our reliance on the fee’s generated by the transaction volume or product sales of our clients; our reliance on our clients’ projections or transaction volume or product sales, our dependence upon our agreements with IBM; our dependence upon our agreements with our major clients, our client mix, their business volumes and the seasonality of their business; our ability to finalize pending contracts; the impact of strategic alliances and acquisitions; trends in the eCommerce outsourcing government regulation, both foreign and domestic; and the market for our services; whether we can continue and manage growth, increase competition; our ability to generate more revenue and achieve sustainable profitability; affects of changes in profit margins; the customer supply or concentration of our business; the unknown affects of possible system failures and rapid changes in technology; foreign currency risks and other risks of operating in foreign countries; potential litigation and potential de-listing; our dependency on key personnel; the impact of new accounting standards and changes in existing accounting rules or interpretations of those rules; our ability to raise additional capital or obtain additional financing; our ability and the ability of our subsidiary’s to borrow under current financing arrangements and maintain compliance with debt covenant; relationship with and our guarantees of certain of the liabilities and indebtedness of our subsidiary’s; our ability to successfully implement the anticipated benefits of the merger; eCOST potential indemnifications obligations to it’s former parents; eCOST’s ability to maintain existing and build new relationships with manufacturers and vendors and the success of it’s advertising and market efforts; eCOST’s ability to increase it’s sales revenue, sales margin and improve operating efficiencies; and eCOST’s ability to generate a profit and cash flows sufficient to cover the value of it’s intangible assets.
PFSweb undertakes no obligation to update publicly any forward-looking statement for any reason even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known. At this time I would know like to turn the call over to Mr. Mark Layton, Chairman and Chief Executive Officer of PFSweb. Mark, the floor is yours.

Mark C. Layton, Chairman, Senior Partner, Chief Executive Officer
Wow. Thanks, Todd. Now that the lawyers have been paid we can move on to business. Again I’d like to add my welcome to everyone. Today we will review our 2007 fourth quarter results as well as our year-end results. Here with me today in Dallas are Tom Madden, our Chief Financial Officer; and Mike Willoughby, President of our Services group.
Following our prepared remarks this morning Tom, Mike and I will be available to answer your questions. We are happy to do that. So please have them ready to go.
In short this morning, I’m happy to bring you a very positive report on our results for 2007 and our outlook for the future. Our results for 2007 show a strong performance across most all of our key metrics. What I’m most happy about is that we have now achieved a consolidated net profit for the third consecutive quarter.
Before I turn the mike over to Mike, let me summarize a few key factors which I believe are critical indicators that are driving our improving results and also indicative that each of our divisions are healthy and that we are headed in the right direction to grow our operations and increase profitability.
First, we are increasing profitability on a consolidated basis, and this is directly attributable to our overall growth and through the significant operational and in financial improvements we have achieved over the past year in our eCOST operating entity. Second, growth is accelerating, which is a key factor in our optimism about our future results. During 2007, eCOST revenue grew approximately 18% to 104 million over the prior year. We also did this while improving gross margins to a little over 8.6% on an annual basis and at 9% on a run rate basis as we exited the fourth quarter.
At further end of the accelerating growth is our PFSweb Service Fee revenue increased 11% over last year. And its growth opportunities remained strong as we looked at 2008 that approximately $35 million in our new business pipeline based on current pliant projections and once fully implemented.
The third key point is that under Mike’s leadership over the last six months, we have re-engineered, expanded and repositioned our service business offering and marketing efforts to provide our clients and potential clients with a wider array of end-to-end eCommerce capabilities. Michael will describe this more in detail in his prepared comments, but we believe this is an area that is very fertile for future growth. And as a result of this emphasis we believe we have experienced accelerating new business wins, a much stronger competitive position in the market and a higher quality of potential new business in our pipeline. In particular we believe that the hottest segment for potential new business continues to be in the direct-to-consumer segment working with major brands and manufacturers to expand their web commerce capabilities.
Four, our results clearly show a business model that can drive greater leverage and scale through our technology and operational infrastructure. We’ve said for some time, the critical employee bottom line performance was that we needed greater scale.
Great scale on leverage means critical improvement in our financial performance and as you’ve seen over the last three quarters, as we grow bottom line performance improves. This past year adjusted EBITDA was above our guidance for 2007 and as Tom will discuss in more detail, is up significantly compared to 2006. Further, we’ve seen growth in our Client business as well in what we call merchandise sales, as defined in our published documents, where merchandise sales grew to over $2.9 billion in 2007.

So with these summary points as a broad backdrop, let me turn the call over the Mike who will give you some information on our Services business, and I’ll be back to give you some overview on the eCOST business. Michael?
Michael Willoughby, Senior Partner, President of Priority Fulfillment Services
Thank you, Mark, and good morning, everyone. Before beginning my comments, I’d like to remind you that when we refer to Services business segment, we’re including both our Supplies Distributors business and the Service Fee business. Both of these businesses have essentially the same operating characteristics but slightly different financial models.
As Mark indicated, we’re very encouraged with the results for the Service Fee business in 2007. We’re excited about our outlook for the future performance of the business in 2008. In the fourth quarter of 2007, our results reflect an improvement over 2006 as our Service Fee revenues increased 11% to $21.5 million, and that’s compared to the same period in the prior year 2006. The increase in revenue is primarily due to several new contracts that were added in 2007 and late 2006, including LEGO brand retail and Riverbed technologies. In addition, we experienced an increase in the amount of project work that we had in 2007 versus 2006.
In the fourth quarter of 2007 we completed the integration of a customer service solution agreement that we signed in September of 2007. This was with an undisclosed Fortune 100, big-box retailer. This agreement supports this retailer’s direct consumer business. The program quickly wrapped up in the fourth quarter and due to our performance and the client positive feedback, we believe there is the potential to expand the program in 2008.
As previously announced, we’ve launched a new custom solution to support Tractor Supply Company’s web commerce initiatives. These include customer contact services, warehouse management and order fulfillment services.
Now I’d like to share some details around several additional service fee agreements we’ve signed since the last quarterly conference call, as well as the couple of contract extensions, we are pleased to announce the recent multi-year contract extensions of two of our larger contracts, for signing of new contract is very important for the growth of our business is equally if not more important that we execute our services for our existing customers as we work to earn their business everyday.
And it’s important to state values, the strategic importance of our relationship as they continue to partner with us, for a new business perspective, we signed an agreement with urban brands to support the online stores for two women’s clothiers, Ashley Stewart and Marianne. Ashley Stewart is one of the leading women’s specialty retailers in North America. This operates over 215 stores throughout the United States and the US Virgin Islands.
Marianne is the leading women’s specialty retailer targeting Latino women, which operates over 70 stores, located throughout urban areas in Miami, Los Angeles as well Texas, Puerto Rico and the US Virgin Islands. Through our partnership with these two brands we will provide hi-touch customer care and order fulfillment solutions, with the purpose on the extending a growing brick and mortal presence to reach online shoppers, this part of the agreement will also provided custom tailored fashion and apparel customer care Services for the two brands from our Plano Texas customer contact center. We currently expect this client to be implemented and begin contributing to revenue in the second quarter of 2008. Thirdly we recently won and implemented a new agreement to launch a European eCommerce site for a major outdoor lifestyle brand.
Under this agreement we provide a complete end-to-end eCommerce solution including on going site management, customer care services, fulfillment services and online payment processing. And lastly as you might have seen yesterday we announced a new agreement with Discovery Channel Store Inc to support the discoverystore.com and the Discovery Channel Store catalog. We are supporting this initiative with technology, with customer care and fulfillment.
The solution will also include technology and services support for front-end product planning and product procurement. Discovery operates an exciting line of products that tie into it’s hit television programming including Planet Earth and Dirty Jobs. Like Discovery’s programming its merchandise attracts a broad range of customers that draw approximately 13 million unique visitors annually to their website and nearly 10 million customers received a catalog every year. The strengthening of our portfolio to these agreements has increased our presence in online retail space and this is our primary focus for growing our service fee business. We believe our global infrastructure and our experience positions us to effectively compete for and win business in this hot direct to consumer arena.
As Mark mentioned before our perspective new business pipeline is currently valued at about $35 million based on client projected volumes once those contracts would be fully implemented. As I indicated last conference call several of our current prospects are US retailers and brand name companies looking to expand globally.
They are looking for end-to-end web commerce solutions that support their expanding online initiatives. And we believe that positive trends in the size and quality of our new business pipeline along with the ongoing presence in this pipeline of qualified end-to-end global web commerce opportunities helps confirm our objective to continue to focus on providing end-to-end global solutions for online retailers, and major brands.
To best meet the needs of the existing and potential clients, as Mark said earlier, we announced a next generation eCommerce solution in February that positions us to be among the leaders of end-to-end eCommerce provider. As part of this solution we strategically aligned our services with Demandware, which is a leading eCommerce platform provider. And we leveraged our combined experience to break the market of revolutionary product that redefines end-to-end commerce.
From a competitive position we believe the combination provides one of the most compelling single sources of eCommerce out sourcing that is available in the industry today. This strategically important partnership empowers retailers and brands with total control over their entire shopping experience and provides them with the continuous competitive advantage as our completely on-demand solutions flexes to meet their changing business requirements.
We believe this solution will enable retailers and brand consumer good manufacturers with the ability to employ a total out sourcing solution customized to their particular web commerce strategy and if you do this without losing any of the brand control associated with earlier end-to-end out sourcing solutions that were available before.
Now for some highlights from our growing eCOST business I’d like to turn it back over to Mark. Mark.
Mark C. Layton, Chairman of the Board, Senior Partner, Chief Executive Officer
Thanks, Mike. I just want to add my comments about the excitement on the end-to-end deal. We’ve really seemed to have found a fertile area, rapid for growth. We are seeing this whole web commerce two, if you will, initiative as companies look to move to the next generation of web commerce activity driving a lot of growth potential for our services businesses, so my congratulations to Mike and his team for finding this nugget and re engineering that business. It’s been an exciting last six months and our outlook for the year is very good.

Now turning over to the eCOST business, obviously — to state the obvious, I believe you could see in the results that eCOST turned a major corner this past year and saw significant financial improvement both in the top line as well as the bottom line when you compare it to 2006 and 2005. Revenue for the fourth quarter and the holiday season was up on a total basis about 35%, and you compare it to 2006 as well as gross margins being up to about 9% for the fourth quarter compared to 6.9% for the fourth quarter of 2006. So significant financial metrics improvements, we still have things we’ve got to improve on and a way to go but definitely solid trends. I don’t have the exact numbers here in front of me but the business, the consumer segments in the fourth quarter was up higher than the 35%, the B2B area, as is seasonally normal, would have been a little bit slower, or a little bit less than the 35% growth but also growing as well in the fourth quarter.
So very good fourth quarter results and the trends are looking quite good for us at eCOST, clearly at year-end we’re still intensely focused on getting the business to achieve break-even, and eventually profitability. We continue to believe that the break-even point for the eCOST business right now is at a run-rate of approximately $10 million in revenue per month, and about 10% gross profit margins. We’re operating just below that at this point. We believe these goals can be achieved in the near-term, we continue to make improvements to the shopping experience for consumers.
The site that’s evolving, almost on a weekly basis at this point with a lot of activity going on out there, both in the look and feel, and in the range of our product offering. Our big move right now is to work to alter a wider selection of merchandise with higher margin product lines. So with that as a backdrop on the eCOST side, let me give you some recap of the customer service and site improvements that we’ve made over the last quarter and also some additional operating data for the business as we done — as of priority in prior quarters.
In the past several months we’ve been finalizing the addition of a number of new virtual warehouses, bringing the total number of SKUs listed on the eCOST.com site now to over 170,000 products. That’s up from 110,000 SKUs just in the last quarter, so we’re up about 60,000 products. Virtual warehousing agreements offer us several benefits. They don’t require a large sum of capital for inventory and at the same time they don’t include the normal costs of warehousing and so on because we rely on our partners to inventory and ship products for us. As of today we’ve got 15 virtual warehouse agreements that are fully functional. Over the last quarter we added basically what we call one Super VW relationship that helped us enter into an expanded offering in the home and sports and leisure categories, and you’ll see a lot on this particular category expansion in the months to come.
One the marketing front, we’ve made tremendous changes over the past year. We’ve put a much greater emphasis on e-mail and viral marketing activities through the advertising of our limited time, limited quantity deals. The focus on finding great deals has become a cornerstone of what we believe the eCOST.com shopper seeks and why they return and even better, why they tell their friends about eCOST. With the new site enhancement in place, we are capitalizing on selling incremental products with the original order as well. Average order sizes had increased because of the activities that we’ve taken and the enhancements to the site we believe.
We now have a much better picture of the life value of our customers, our customer acquisition costs and how to apply our customers’ profitability than we have had in the past. We believe our customer acquisition marketing, while very challenging, is now armed with better information, is making greater strides and driving increased visitor and site traffic and is allowing us to improve customer retention overall. Collectively, we believe that these actions will result in a customer acquisition and retention model that makes long-term financial sense for us.
The holiday season of 2007 was a great success for eCOST. Revenue, as I mentioned, was up 35% over the prior year, quality levels remained high throughout the season and that resulted in many happy faces on Christmas morning. Notebooks computers, portable GPS devices, and high definition LCD TVs were among the hottest selling deals in our Bargain Countdown section during November and December. Our product management team, what we call our deal seekers, did a fabulous job in prospecting great deals and in managing overall inventory levels to ensure that we exited the season in a financially healthy inventory position.
For 2008 at eCOST our focus remains on continuing growth top line with the consumer electronics and technology products central to the growth. But, to achieve even greater growth and to draw a substantive and bottom line financial performance improvement, we must expand our gross margins on product sales. So to address this, in the coming weeks as I just mentioned, we will expect to launch two new stores on the eCOST.com site, one for home products and one for a selection of sports and leisure products. We believe that these stores will provide us a range of products with higher gross margin potential and an additional avenue fro growth. Our strategy going forward is to become known as the web store for deals across a broad range of product categories, much broader than we had historically been known for in the past.
As we achieve success in these new categories, we see an opportunity to accelerate growth further through expanded advertising avenues. Simply stated, there are just more situations available to us to spend ad dollars, whether they’re online of offline, that make sense for us financially to attract customers when the resulting product sales come from higher margin product categories.
Finally, I’d like to just give you some over view on operating metrics for eCOST for the quarter. This is for the quarter ended December 31, 2007. We had approximately 1.8 million total customers on our list at the end of the fourth quarter that compared to 1.6 million at the end of 2006. New customers for the fourth quarter of 2007 totaled 32,438 that compares to 29,915 new customers in the same quarter a year ago. For the three months ended December 31, 2007, eCOST reported a total of 83,700 orders shipped with an average order value of $339. That compared to 74,700 orders shipped in the same quarter in 2006 when we had an average order value of about $272.
Ad expenses for the fourth quarter were about 220,000 that compared to about 409,000 for the fourth quarter of 2006. The estimated cost to acquire a new customer for the fourth quarter of ‘07 was $6.78. This excludes our catalog costs, which are targeted towards existing customers. That compared to $13.65 for the fourth quarter of 2006. Those metrics are quite important for us in terms of being critical factors in how we’re improving the financial model. Our cost to acquire has to continue to come down or the gross margin dollars have to go up, or a combination thereof, in order to make it a profitable acquisition activity.
Now let me turn the floor over to Tom, he will give you some information on the financials for the fourth quarter and then we’ll be available for questions after Tom.
Thomas J. Madden, Senior Partner, Chief Financial Officer and Chief Accounting Officer
Thank you, Mark. Let me first start by providing a brief overview of our consolidated operating results for the quarter and year ended December 31, 2007, then I will provide select operating highlights for certain business segments, as well as an overview of key balance sheet items.
As reported in our press release, our consolidated revenues for PFSweb for the quarter ended December 31, 2007, were $122 million, a 12% increase compared to 109 million reported for the fourth quarter of 2006. Gross profits for the fourth quarter 2007 was 13 million, or 11.8% of net revenues, excluding past-due revenues, as compared to 9.8 million, or 9.7% of net revenues, excluding past-due revenues, in the fourth quarter 2006. The increased consolidated gross profit margin is primarily attributable to the improved performance at eCOST.com.

As we have previously discussed, we utilized adjusted EBITDA as a key metric in evaluating our operational performance. In the fourth quarter, our consolidated adjusted EBITDA was 3.5 million. This compares to $860,000 in the prior year period. For the fourth quarter, net income was 661,000, or $0.01 per share on a basic and diluted share basis, as compared to a net loss of 6.5 million, or $0.14 per basic and diluted share for the same period last year.
Another key metric we are using in evaluating our operational and financial performance is what we defined in today’s release as non-GAAP net income. To calculate this, we accrued for net income calculated in accordance with GAAP, the impact of stock-based compensation expense and amortization of identifiable, intangible assets. For the fourth quarter of December 2007, non-GAAP net income was 1.1 million, or $0.02 per basic and diluted share, as compared to a non-GAAP net income loss of 2.5 million, or $0.05 per basic and diluted share for the same period last year.
Obviously as Mark alluded to earlier, we are quite pleased with the results for this quarter, especially with it being our third consecutive quarter of consolidated net income. We believe this clearly illustrates the progress that we are making throughout out businesses.
Now turning to the results for the full year, our consolidated revenue for calendar year 2007 was 446.8 million compared to 423.3 million in 2006. Revenues in 2007 were negatively effected in our Supplies Distributors business by reduced rendered promotional activity and the impact of foreign currency fluctuations, however, these issues were more than overcome by further growth in our service fee and eCOST business activities.
Gross profit for 2007 was 46.8 million or 11.3% of net revenues, excluding past due revenues, compared to 39.7 or 9.9% of net revenues, excluding past due revenues in 2006. Gross profit for the year in our service fee unit was 32.2% of service fee revenues, which was a slight improvement, as compared to the gross margin of 31.4% earned in 2006. Adjusted EBITDA for calendar year 2007 was 10.9 million, as compared with 2.5 million in the prior year.
GAAP net loss for the year was 1.4 million, or $0.03 per basic and diluted share compared to a GAAP net loss of 14.5 million or $0.34 per share for the prior year. Non-GAAP net income for 2007, for the entire calendar year, was a positive 0.2 million, which equates to about zero cents per basic and diluted share as compared to a non-GAAP net loss of 9.4 million or $0.22 per basic and diluted share for the prior year. Again, as these results indicate, we are extremely pleased by the performance and our results in both our service fee and eCOST.com businesses this year.
Turning now to the performance of select business segments for the year-end at December 31, 2007; first, service fee revenue increased 11% to 21.5 million from 19.4 million in the prior year quarter. This increase is primarily due to incremental revenue, attributable to the implementation of custom solutions for new clients such as LEGO and Riverbed, and others within the past year, as well as increased project revenue from certain clients. Gross margins, excluding past activity was 32% for the quarter which is at the high end of our targeted gross margin range of 25 to 30%, primarily due to the positive impact of controlling our operating costs as well as the impact of higher margin project activity. SG&A for the service fee segment was consistent with the same period of the prior year. The adjust EBITDA for the service fee business was 2.2 million compared to 1.2 million of adjusted EBITDA for the prior-year period.
For our Supplies Distributors business segment revenue was 60.6 million in the fourth quarter, which was relatively constant as compared to 59.8 million in the prior year period. However while revenue was constant we did have improvement from profitability standpoint as gross margins for the business improved slightly on a year-over-year basis to 6.8% this year as compared to 6.2% in the prior year fourth quarter. Also, we had reductions in both interest expense and income taxes on a year-over-year basis.

Now let’s turn over to eCOST.com. In the fourth quarter of 2007 eCOST.com revenue was 28.5 million compared to 21.1 million last year, a 35% increase. On a sequential basis eCOST.com quarterly revenue of $28.5 million improved compared to 27 million in the third quarter of 2007, 27.1 million in the second quarter and improved significantly compared to 21.6 million in the first quarter of 2007. The gross margin for the fourth quarter was approximately 9% compared to 6.9% last year.
As Mark mentioned earlier, we hope to continue drive higher margins as we expand this selection of product available on eCOST.com and achieve our target break even gross margin of approximately 10% in the near future. Also, we are continually looking to increase the number of virtual warehouse agreements as they generally can operate with higher margins.
We continue to be very focused on controlling SG&A costs within the eCOST business. We have maintained a consistent cost model this quarter as compared to the September 2007 quarter. In addition as noted previously our costs are down significantly from the levels experienced in the prior year.
The net results of the increased revenue along with the improved gross margin and cost focus is a significant improvement in eCOST.com’s bottom line performance. eCOST adjusted EBITDA reflected a loss of 0.3 million for the December quarter continued improvement over the last three sequential quarters and a dramatic improvement over the prior year loss of 1.6 million.
Now let’s discuss some balance sheet highlights. Our consolidated cash position remains solid with cash, cash equivalent and restricted cash balances exceeding 6.3 million as of December 31, 2007. Our accounts receivable and inventory levels continue to reflect solid turn over results during this period as well.
As we look to 2008, we currently expect that our capital expenditures will be approximately five to $8 million. This is dependent on our continued success in winning new Service Fee clients and the infrastructure needed to support these clients. From a banking perspective, our banking relationships remain strong. Within the next few days we expect to renew, extend or amend certain of our asset based financing facilities for our Service Fee and Supplies Distributors’ business segment. These new agreements have terms that are either at or somewhat improved from the prior year levels, resulting in increased working capital financing and availability.
The facilities that we have in place are primarily asset-based facilities, which are secured and collateralized by the underlying assets of the business primarily accounts receivable and inventories. While there are macro economic issues faced in the banking industry today, we believe our asset-based facility structure is advantageous for us within this environment.
Now I’d like to turn the call back over to Mark for our closing remarks.
Mark C. Layton, Chairman of the Board, Senior Partner, Chief Executive Officer
Thanks, Tom. Just to clarify one point that, Tom, on the cash balance and balance there, I just want to recover that in there because we had bit of a typo here. But our consolidated cash position as of December 31, with cash, cash equivalents and restricted cash was 16.3 million, 16.3 million as of December 31, 2007.
Okay, let me just — obviously the 2007 results we’re real happy with where we are. Dramatic improvement in our bottom line performance and in each of the operating entities and now it’s onward and upward. We’re going to look forward to 2008. Let me give a little overview of our guidance for ‘08.

We’re currently targeting consolidated revenue excluding pass through revenue for 2008 to be in the range of 445 million to 475 million. As Tom stated earlier, we believe that adjusted EBITDA is a key major to gauge the profitability of our business. So we will provide our guidance on an adjusted EBITDA basis.
For 2008 we are targeting consolidated adjusted EBITDA of 10 to $12 million. Our adjusted EBITDA guidance reflects the impact of the restructuring one client contract with this restructuring that will result in lower Service Fee revenue under the contract and reduce capital asset charges on the related equipment. So it has a little bit of an impact on the EBITDA side, but less of an impact on the bottom line-aspect of things in there. So this year we’ve chosen to also provide you an estimate of our non-GAAP net income for ‘08, which we believe will be in the range of one to $3 million. So in recap, that’s 445 to 475 million on the top line, EBITDA of 10 to 12 million and an adjusted or non-GAAP net income guidance of one to $3 million positive on the bottom line.
Just a quick comment with respect to our current market valuation, we’re clearly disappointed with where the shares have traded. We feel that there is a clear misperception between our current stock price and the performance of our business as a whole and in effort to try and rectify this situation we’re turning our effort to initiate an active IR campaign to achieve greater visibility. We need to attract additional sell-side analysts, or attract sell-side analysts period, and focus these efforts on enhancing shareholder value.
That concludes our prepared remarks for today. Tom, Mike and I will now be available for questions that you may have. Operator?

QUESTION AND ANSWER SECTION
Operator: [Operator Instructions] Our first question is coming from John Fitzgerald with Bishop, Rosen and Company. Please go ahead.
<Q – John Fitzgerald>: Gentlemen, once again you really did push ahead here. We do appreciate it as shareholders, we couldn’t agree more regarding the share price. I mean, I think you got to call the Fed up here, Mark, okay? And get a bale out like Bear Stearns, which are selling at 11, okay? That said, listen, one of the concerns I guess as we go to ‘08 here are banking relationships, loan covenants, et cetera, I think you guys are in pretty good shape. Would you kind of comment on where you stand, the shape that you’re in there, relationships and basically the condition of some of your lenders?
<A – Thomas Madden>: Okay. This is Tom. As I indicated in my comments, we are in the process right now of signing over the next couple of days some renewals and extensions of a couple of our working capital facilities that we have in place for both our Service Fee business and Supplies Distributors business units. We have in place today across all three Service Fees, Supplies Distributors and the eCOST business primarily operate on asset-based facility agreements which are properly secured by the accounts receivable and the inventories and collateralize through those instruments. The banking relationships have been quite strong with us. They like the improved performance of the business unit. They have been able to work with us to address some of the growing working capital needs of the business over the last year, so that’s all been favorable. The relationships that we have in place are with large financial institutions including Wachovia, Comerica, and IBM Global Finance, all three very sound financial organizations. And again, it’s been a continuing improving relationship that we have in place with them.
<Q – John Fitzgerald>: Tom, if I may interrupt you. You indicated over the next few days, do you have every reason to believe that this will go according to plan?
<A – Thomas Madden>: Yes.
<Q – John Fitzgerald>: Okay. I have no further questions. Once again, good report. Let’s see if we can get through this period. I appreciate it.
<A – Thomas Madden>: Thank you, John.
Operator: Thank you. [Operator Instructions] Your next question is coming from Jon Hickman with MDB Capital Group. Please go ahead.
<Q – Jon Hickman>: Hi. Could I ask — I’ve got a couple of questions. Can you hear me okay?
<A – Thomas Madden>: We sure can.
<Q – Jon Hickman>: Okay. You said something about your Supplies Distributors was affected by foreign exchange and also by lack of promotion or lack of advertising there. Was that what you said or did I catch that right?
<A – Thomas Madden>: Yes. This would have been a comment primarily posed to earlier quarters in the year, which we had previously discussed and disclosed. A good high portion of our Supplies Distributors business is driven through our activity with IBM or now InfoPrint. In 2006, in the early part of 2006, IBM had been doing an additional amount of vendor promotional activity in order to drive some increased volumes in this product and so it’s generated some additional sales volume in early 2006 which created more difficult comparisons year-over-year as some of that promotional activity, while it didn’t occur at the same levels as what it had been doing previously.

So that was one component of it. And then secondly, we had — because of movements from a foreign currency standpoint — there were opportunities available to certain customers in the US to buy some of that product internationally from other channels that were cheaper than buying the product directly through our manufacturer distributor relationship and it took a couple of months for the vendors to work through that pricing situation and get that taken care of. So there was some loss of revenue early part of this year from that situation, early part of ‘07.
<Q – Jon Hickman>: Okay. Then could you remind — I’m sorry I don’t have this, and maybe you don’t have it either? But when you started 2007 a year ago when you did this call, can you remember what the guidance was for the year? As far as revenue and EBITDA?
<A – Thomas Madden>: Yes. Our revenue guidance was 420 to 435 million and our adjusted EBITDA guidance was eight to 10 million. The 420 to 435 excluded pass through revenues. So from a total result standpoint, our adjusted EBITDA performance was in excess of the range we ended up at 10.9 as compared to that eight to $10 million level so between that.
<Q – Jon Hickman>: Okay. And then could you give us any kind of guidance about what you expect for the pass through revenue going forward? It seems like it’s kind of creeping up slowly but surely each year and do you see any changes there or?
<A – Thomas Madden>: It’s kind of hard to predict. It depends on the individual client relationships that we will have in place and the types of things that we are performing on their behalf. The majority of this activity relates to freight charges that are past through to our clients. So depends on whether the new relationships that we bring on have the freight activity going through our business account with the freight carrier or whether they have a direct relationship.
<Q – Jon Hickman>: Okay. And then if I could just you when you went through a whole, I mean you spent quite a bit of time on eCOST here and you indicated that the two keys are gross margins, new products with higher gross margins or just kind of ramp in revenues here. So if you could just focus on one thing there, the key few, what is your overwriting concern there or overwriting focus?
<A – Mark Layton>: Well we’ve got to expand the gross margin so it’s a critical factor in our ability to be able to do a number of things and the technology and consumer goods category is a great category in terms of the selection, it’s a hot web category, people are comfortable buying those products over the web, it’s fast moving, lots of new products out there, and so on. So there are great characteristics about the technology and consumer electronics area. Unfortunately, the pricing of those products is probably the most competitive area that there is and as a result the available gross margins are relatively low. We can’t effectively use many of the available online advertising methods to acquire customers with products with low gross margins because ultimately the financial model that you find of that just doesn’t work. So we’ve got to expand our category of products to drive a number of things. First is, as we expand the category we get into categories that have higher gross margin potential to them. That makes it easier for us to pay to acquire customers because there’s more gross margin dollars in the order than there is in just the technology work. The second part of it is, is that is drives the retention rate of customers higher we believe, because we have a broader range of products for customers to be able to choose from, and thus their repeat purchasing patterns typically increase when you — versus a narrower product selection category where purchases are not made as frequently. So back to the one thing, we need to expand in the products that have higher gross margin potentials because we see that as a, if you will, the kingpin of a number of the things that we want to drive improvements in the business with.
<Q – Jon Hickman>: Okay. And then is there – if you had to pick or name your major competitor in the hot deal section, how you’re becoming known as this hot deal, is there one or two other places that this consumer would go to?

<A – Mark Layton>: TigerDirect and NewEgg are probably our two biggest competitors in the consumer and technology product area – consumer electronics and technology product area. We do have some competition with the big box retailers but our pricing is significantly better generally than what you see there. As we expand into other product categories it brings in the likes of Amazon and Overstock in those categories there. But we believe we have a number of operating advantages and pricing advantages just in the way that we offer products versus those two entities that I mentioned.
<Q – Jon Hickman>: Okay. Thank you. That’s it for me. Great quarter.
<A – Mark Layton>: Thank you.
Operator: Thank you. Your next question is coming from George Walsh with Gilford Securities. Please go ahead.
<Q – George Walsh>: Just like Ed [ph], my appreciation for the efforts on the year and certainly for the quarter. Nice job by the whole organization. I wonder if you could just follow-up on that last question. As you — in terms of the macro environment how is your pricing ability for being a deal site relative to — where even regular retailers are probably going to be doing a lot of marking down and how competitive do you see that getting going forward?
<A – Mark Layton>: We’re in a different – the major retailers – we’re in a different game. The products that we’re selling in many cases are different SKUs and the manufacturers have become very sharp if you will in their methods in order to try to eliminate direct price comparison on a lot of technology products themselves. So it really comes down to an analysis of the technical specs of a computer for example and what price points you can get it at. But no two computers, this isn’t exactly true, but in many cases no two computers are exactly the same. So it becomes a question of how you as an individual value certain technical components that are in that scenario from there. So as a result mark down activity isn’t always directly the result of that. I would tell you that what we’re seeing right now is steady margins on the notebook side, there’s just not a lot of room to move. The industry or the channels inventory position in these products for quite some time has been generally healthy. You look at the big box guys and when HP wants to move a new, or any manufacturer wants to move new models, if the old one is still there then the shelf space isn’t available so they got to take the old ones back to get the new ones in. So they come back to the manufacturer. And that actually creates opportunities for us because those products are then marked down at – by the manufacturer and moved into our secondary channel. We sell them as close-out products, so the deal environment actually creates a more robust; the mark down environment actually creates a more robust deal environment for us. And typically you’ll see the big box guys just stay out of that. They’ve just got the buying power to be able to push that stuff back onto the manufacturers and then the manufacturers are the ones that move it into the channel for us.
<Q – George Walsh>: Okay. Anything insight as far as your deal customers in a recessionary environment that we’re in, are they still motivated and they’re still active?
<A – Mark Layton>: You know, we’re in a – the first quarter we’re trying to understand how this quarter is going to be seasonally. When we go back to the first quarter of ‘07 we were in, we were actually up Q4 ‘06 to Q1 ‘07 at eCOST in revenue. I don’t expect that that’ll be the case in the scenario here. I think we’re going to see more of a seasonal adjustment that we would have normally expected. Last year we were being driven by a lot of micro-improvement issues that were going on in the business itself, and we were just dramatically recovering at that point. We had lots of that tail wind, if you will, this year than we had last, but I would say that based on looking at the eCOST business’s activity, when I go back and look at ‘05 and ‘04, that right now when we compare Q4 of ‘07 to where we are with Q1 of ‘08, I would say we’d see a relatively typical, seasonal adjustment. So with that as a backdrop, at this point I don’t see anything recessionary impacting our Consumer business. Now clearly every day we’re mindful of all the news that’s there and concerned about what would happen, but at this point I can’t report any recessionary impact on the eCOST business.
<Q – George Walsh>: Okay. And how about on the Services side? Anything special with your retailers?
<A – Michael Willoughby>: I would say that it’s similar to what Mark said, that we’re seeing our typical first quarter seasonal adjustments for retail clients, but there’s no clear indication that any of our clients, in particular, are affected by any recessionary news.
<Q – George Walsh>: Is there anything where they might step up their online efforts in a recessionary environment?
<A – Michael Willoughby>: Well, I think that there are clear advantages to the online channel I think, frankly, in any environment, especially in the situation where you’re really trying to maintain your SG&A cost. There are efficiencies in an online channel versus some of the other channels, such as brick and mortar, that enable a client of ours to expand that channel and even offer pricing alternatives that we’ve sent consumers to use that channel. So I think you’ll see an increase in the amount of online business relative to some other channels that our clients may be using.
<Q – George Walsh>: Okay. And just one more, is there anything, if you could elaborate a little bit more on that Demandware alliance and what that means for the future of you guys?
<A – Michael Willoughby>: I can. I think if we indicated we’re very excited about the offering that we have in place now. A big part of that offering is the selection of Demandware as a technology partner. The addition of that technology really completes what we believe is an end-to-end offering. That includes the front end services, such as e-marketing and demand generation, search engine optimization as well as the technology and as well as our traditional back office service such as call center, high in customer care and fulfillment and financial processing. The selection of Demandware, there were really four elements that went into that. We did an exhausted search, really involving all of the high end eCommerce software providers and there were I think four different reasons that we selected Demandware. The first is that they have, in my opinion the best on demand software service delivery model. The model that they have is them and us as a partner right scale and flexibility and leverage because of the on demand model. And maybe most importantly, they offer continuous automatic upgrades, which is a huge advantage over traditional software because with traditional software you have to go through every year to 24 months, an upgrade process that is risky and time consuming and expensive. So they have great technology and they have laser focus on empowering their eCommerce merchandisers. And traditional software licenses target IT where as their technology really targets eCommerce merchandisers. The third point is they have a service delivery model that is very much like ours, that incents them remain engaged with us with our clients to innovate and improve the client’s business because as the client’s business improves and the revenues flow through clearly we benefit from that and the Demandware relationship and because of the way its delivered also benefits. So they are incented to stay engaged unlike some traditional software through others we looked at. And the last point was that we have great partnership alignment with them. We have similar cultures and we have similar occupinarials [ph] spirit. We both, as companies believe of empowering our individual employees and holding them accountable to deliver great services and we have a sharp focus on growth through new customer acquisitions so there is just great chemistry between the two companies. So at the end of this search, in my opinion, was a clear choice to go with Demandware. They plug in great to our solution to complete the end offering and we’re just very excited about taking this market. Our pipeline currently shows a lot of possibilities directly from this relationship and while I think we’re going to have an impact in ‘08 I’m even more excited about what we’re going to see in 2009 and beyond as we really start to see the benefits of this offering.

<Q – George Walsh>: Okay. And they offer – your last point there, they offer a – they’re helping in the new client acquisition and your pipeline?
<A – Michael Willoughby>: It’s very much a cooperative sales effort. We’re engaged with them as we talk with clients, we’re presenting this total solution; they come in to talk about their technology and to help in that process. So it’s very much a partnership, it’s not an alliance. It’s us working together to deliver the solution for our clients.
<Q – George Walsh>: Okay, very good. Great, thanks.
<A – Michael Willoughby>: You’re welcome.
Operator: Thank you. You’re next question is coming from Jim Curren with New Salem Investments [ph]. Please go ahead.
<Q>: Hi, I didn’t see a revenue ramp for quarter-to-quarter like I guess I would have thought and I think you were indicating you were hoping to hope for more of a ramp-up. I’m looking at Circuit City, Amazon, Overstock, they’ve got ramp third quarter/fourth quarter of anywhere from 30 to 70% on revenues. So I’m just wondering if you could comment on that is it somewhat planned or sort of a comment on that.
<A – Mark Layton>: Okay, are you speaking specifically for eCOST?
<Q>: Yes, excuse me, yes, specifically for eCOST.
<A – Mark Layton>: All right, yes. In the prepared comments, and I’ve got to look through this quickly, but – and we didn’t exclude the individual pieces but the — when you look at Q3 to Q4 the consumer business was up nicely, up sharply in that piece in there but we have a business-to-business segment in there that really doesn’t do a lot of activity after Thanksgiving. And so it was down in contrast between Q3 and Q4. So you see a generally flat sequential quarter between Q3 and Q4 but when you peel back one layer you’ll see consumer up for the holiday significantly and the B2B segment in there down sequentially.
<Q>: I’m sorry. I guess I didn’t catch that yet on the release. Can you give me the consumer breakdown from quarter-to-quarter?
<A – Mark Layton>: Yes, we didn’t disclose, we don’t disclose the individual pieces.
<Q>: Okay. All right, thanks.
<A – Mark Layton>: Thank you.
Operator: Thank you. [Operator Instructions] You’re next question is coming from Chris Carniglia [ph] with Stifel Nicolaus. Please go ahead.
<Q>: Hey guys, good quarter. And I know we talk about how cheap we feel our stock is, have we considered doing a buy-back?
<A – Mark Layton>: The use of a buy-back, a reverse, all of these instruments are discussed all the time by our board and our IR firm and so on. I – we go back and forth on a lot of things. The issue that we have on the buy-back side of it is, is that it is cash remains a valuable resource for us. We don’t see in this market an ability to just go on and re-raise it again at and instant when we need it. We need the flexibility in order to ensure that we can continue to promote growth. So I really don’t want to use cash to buyback shares because we’re just going to end up in a situation where there’s a chance that we need it. Second to that is that the lending agreements that Tom described earlier all would require approval and changes and through crediting committees for us in order to be able to use the cash, because clearly that’s a part of the underlying securitization of these agreements that we have, so it’s just a more complex answer than just saying let’s buy share back from there. So if we had a huge stockpile of cash, clearly the stocks cheap and that would be an avenue to do that I just don’t feel that we’ve got the type of robust flexibility that I would want to have in order to undertake an activity like that.
<Q>: Okay and now where we’re actually finally sitting with a level of revenues that seem pretty significant, have we been approached by anyone to be a possibly acquired?
<A – Mark Layton>: No.
<Q>: Thank you.
<A – Mark Layton>: Thanks.
<A – Michael Willoughby>: Thanks, Chris.
Operator: Thank you. There appear to be no further questions. I would like to turn the floor back over to management for any closing comments.
Mark C. Layton, Chairman, Senior Partner, Chief Executive Officer
Okay. Just thank you everybody for their time and if you have any further questions, feel free to contact Tom directly. Have a great week.
Operator: Thank you. This concludes today’s PFSweb Fourth Quarter Year End Earnings Conference Call. You may now disconnect.